Exhibit 10.3
EXECUTIVE EMPLOYMENT AGREEMENT
     EXECUTIVE EMPLOYMENT AGREEMENT signed the 31st day of December, 2007 (the “Agreement”) by and between DRI CORPORATION, a North Carolina corporation (the “Company”) with principal offices at Durham, North Carolina and ROB R. TAYLOR (the “Executive”).
     WHEREAS, Executive and Company desire to establish an Employment Agreement in which Executive is being hired with benefits and consideration related to terms of severance and certain other matters and in which Company is receiving additional benefits and consideration related to non-competition and non-disclosure.
     NOW THEREFORE, in consideration of the foregoing premises and mutual covenants herein contained, the granting of 250 stock options from the Company, the parties hereto agree as follows:
     1. Employment. The Company agrees to employ the Executive and the Executive agrees to serve the Company as its Chief Operating Officer – North Carolina operations.
     2. Position and Responsibilities. The Executive shall exert his best efforts and devote full time and attention to the affairs of the Company. The Executive shall have the authority and responsibility given by the general direction, approval and control of the Chief Executive Officer and subject to the restrictions, limitations and guidelines set forth by the Board of Directors.
     3. Term of Employment. The term of the Executive’s employment under this Agreement shall be deemed to have commenced on December 31, 2007 and shall continue until December 31, 2009 (the “Initial Term”), subject to extension as hereinafter provided or termination pursuant to the provisions set forth hereafter. The term of Executive’s employment shall be automatically sequentially extended for additional one-year terms upon expiration of the Initial Term, or additional terms, unless either party hereto receives 90 days’ prior written notice from the other electing not to extend the Executive’s employment. Compensation during the term shall be that set forth in Section 5 hereof, unless one of the termination provisions overrides.

     4. Duties. During the period of his employment hereunder and except for illness, specified Paid Time Off (“PTO”) periods and reasonable leaves of absence, the Executive shall devote his best efforts and full attention and skill to the business and affairs of the Company and its affiliated companies as such business and affairs now exist and as they may be hereinafter defined.
     5. Compensation. The Company shall pay to the Executive as compensation for his services the sum of $220,000 per year, payable pursuant to established Company pay policy. In addition, the Executive shall receive such additional compensation and/or bonuses as may be voted to him in the discretion of the Company CEO, subject to approval of the Compensation Committee of the Company Board of Directors on the basis of the value of such Executive’s services to the Company.
     In the event of the occurrence of a “triggering event” which shall be defined to include a (i) change in ownership in one or a series of transactions of 50% or more of the outstanding shares of the Company, or (ii) merger, consolidation, reorganization or liquidation of the Company, and following such triggering event either (i) the Executive elects to terminate this agreement or (ii) the Executive’s services are terminated by the Company or the Executive or the executive’s duties, authority or responsibilities are substantially diminished, the Executive shall receive lump sum compensation equal to two (2) times his annual salary and incentive or bonus payments, if any, as shall have been paid to the Executive during the Company’s most recent 12-month period within 30 days of the triggering event. If the total amount of the change of control compensation were to exceed three (3) times the Executive’s base amount (the average annual taxable compensation of the Executive for the five (5) years preceding the year in which the change of control occurs), the Company and the Executive agree to reduce the lump sum compensation to be received by Executive in order to avoid the imposition of the golden parachute tax as provided in the Tax Reform Act of 1984, as amended by the Tax Return Act of 1986.
     In the event the Executive is required to hire counsel to negotiate on his behalf in connection with his termination or resignation from the Company upon the occurrence of a triggering event, or in order to enforce the rights and obligations of the Company as provided in this paragraph, the Company shall reimburse to the Executive all reasonable attorneys’ fees which may be expended by the Executive in seeking to enforce the terms hereof. Such reimbursement shall be paid every 30 days after the Executive provides copies of invoices from the Executive’s counsel to the Company. However, such invoices may be redacted to preserve the attorney-client privilege, client confidentiality or work product.
     6. Expense Reimbursement. The Company will reimburse the Executive, at least monthly, for all reasonable and necessary expenses, including without limitation, travel expenses, and reasonable entertainment expenses, incurred by him in carrying out his duties under this Agreement. The Executive shall present to the Company each month an account of such expenses in such form as is reasonably required by the Company CFO.
     7. Medical and Dental Coverage. The Executive will be entitled to participate in the Company’s employee group medical and other group insurance programs on the same basis as other similarly situated executives of the Company. Any other benefits offered to personnel in the Company similar to Executive shall also be offered to Executive upon the same terms.
     8. Medical Examination. The Executive agrees to submit himself for physical examination on one occasion per year as and if requested by the Company; provided, however, that the Company shall bear the entire cost of such examinations.
     9. Paid Time Off (“PTO”). The Executive shall be entitled each year to a reasonable Paid Time Off (“PTO”) in accordance with the established practices of the Company, now or hereafter in effect for the executive personnel, during which time the Executive’s compensation shall be paid in full.
     10. Benefits Payable on Disability. If the Executive becomes disabled from properly performing services hereunder by reason of illness or other physical or mental incapacity, the Company shall continue to pay the Executive his then current salary hereunder for the first six (6) months of such continuous disability commencing with the first date of such disability.
     11. Obligations of Executive During and After Employment.
     (a) The Executive agrees that during the terms of his employment under this Agreement, he will engage in no other business activities directly or indirectly, which are competitive with or which might place him in a competing position to that of the Company, or any affiliated company.
     (b) The Executive realizes that during the course of his employment, Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, formula, specifications, trade secrets, customer lists, account lists and secret inventions and processes of the Company and its affiliated companies (hereinafter sometimes referred to as “Confidential Information”).
     Therefore, during or subsequent to his employment by the Company, or by an affiliated company, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such information, except to the extent authorized by the Company in writing. All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination of employment with the Company and its affiliated companies. During Executive’s employment, Company maintains a right at all times, which is acknowledged by Executive, to examine all of Executive’s computer files, e-mail messages and business-related documentation on Executive’s computer or laptop provided by the Company. The restrictions and obligations of Executive set forth in this Section 11(b) shall not apply to (i) information that is or becomes generally available and known to the industry (other than as a result of a disclosure directly or indirectly by Executive); or (ii) information that was known to Executive prior to Executive’s employment by the Company or its predecessor.
     (c) Because of employment by Company, Executive shall have access to trade secrets and confidential information about Company, its business plans, its business accounts, its business opportunities, its expansion plans and its methods of doing business. Executive agrees that for a period of nine (9) months after termination or expiration of employment, Executive will not, directly or indirectly, in a same or similar employment compete with Company in its then present business or anticipated lines of business in any geographic area in which Company competes or has planned to do business on the effective date of termination as set forth in its most recent Strategic Business. Executive further agrees that he shall not have any direct or indirect contact with any customers of the Company for the purpose of soliciting any competing business; and Executive shall not solicit any employees of the Company to terminate their employment for any reason, whether competitive or not.
     (d) With respect to Inventions made or conceived by the Executive since the time he began work with the Company, whether or not during the hours of his employment or with the use of the Company facilities, materials, or personnel, either solely or jointly with others during his employment by the Company or within one year after termination of such employment if based on or related to Confidential Information, and without royalty or any other consideration, the following shall apply:
          (i) Inventions. “Inventions” shall mean discoveries, concepts, and ideas, whether patentable or not, including, but not limited to, processes, methods, formulas, programs, and techniques, as well as improvements or know-how, concerning any present or prospective activities of the Company with which the Executive becomes acquainted as a result of his employment by the Company.
          (ii) Reports. The Executive shall inform the Company promptly and fully of such Inventions by a written report, setting forth in detail the procedures employed and the results achieved. A report will be submitted by the Executive upon completion of any studies or research projects undertaken on the Company’s behalf, whether or not in the Executive’s opinion a given project has resulted in an Invention.
          (iii) Patents. The Executive shall apply, at the Company’s request and expense, for United States and foreign letter patent either in the Executive’s name or otherwise as the Company shall desire.
          (iv) Assignment. The Executive hereby assigns

and agrees to assign to the Company all rights to such Inventions, and to applications for United States and/or foreign letters patent and to United States and/or foreign letters patent granted upon such Inventions.
          (v) Cooperation. The Executive shall acknowledge and deliver promptly to the Company, without charge to the Company but at its expense, such written instruments and do such other acts, such as giving testimony in support of the Executive’s inventorship, as may be necessary in the opinion of the Company to obtain and maintain United States and/or foreign letters patent and to vest the entire right and title thereto in the Company.
          (vi) Use. The Company shall also have the royalty-free right to do business, and to make, use, and sell products, processes, and/or services derived from any inventions, discoveries, concepts, and ideas, whether or not patentable, including, but not limited to, processes, methods, formulas, and techniques, as well as improvements or know-how, whether or not within the scope of inventions, but which are conceived or made by the Executive during the hours which he is employed by the Company or with the use or assistance of the Company’s facilities, materials, or personnel, or within the period set forth in this Section 11.
     (e) In the event a court of competent jurisdiction finds any provision of this Section 11 to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, but only to the extent deemed necessary by the court to render the provision reasonable and enforceable, it being the Executive’s intention to provide the Company with the broadest protection possible against harmful competition.
     12. Non-solicitation of Employees. Executive undertakes and agrees that during the term of this Agreement and for a period of twelve (12) months after this Agreement shall be terminated, whether voluntarily or involuntarily, he will not, without the prior written approval of the Company solicit any other employees with regard to working for a competitor.
     In the event the Company shall establish to the satisfaction of a court of competent jurisdiction the existence of a breach or threatened breach by Executive of

Sections 11 or 12, the Company, in addition to any other rights and remedies it may have, shall be entitled to an injunction restraining the Executive from doing or continuing to do any such act in violation of this section, as well as attorney’s fees and costs of prosecution to enforce this Agreement, if the Company ultimately prevails on the merits.
     13. Termination for Cause by the Company. The Company may, without liability, terminate the Executive’s employment hereunder for cause at any time upon written notice from the CEO specifying such cause, and thereafter the Company’s obligations hereunder shall cease and terminate; provided, however, that such written notice shall not be delivered until after the CEO shall have given the Executive written notice specifying the conduct alleged to have constituted such cause and the Executive has failed to cure such conduct, if curable, within fifteen (15) days following receipt of such notice.
     Grounds for termination “for cause” are one or more of the following:
     (a) A willful breach of a material duty by the Executive during the course of his employment;
     (b) Habitual neglect of a material duty by the Executive;
     (c) Fraud on the Company, conviction of a felony involving or against the Company, or conviction of a crime of moral turpitude that affects the integrity and name of the Company.
     If applicable, Executive shall resign as a director and an officer of the Company if terminated for cause.
     14. Termination by the Executive or the Company Without Cause.
     (a) The Executive, without cause, may terminate this Agreement upon 90 days prior written notice to the Company. In such event, the Executive shall be required to render the services required under this Agreement during such 90-day period unless otherwise directed by the CEO. Compensation for Paid Time Off (“PTO”) not taken by Executive shall be paid to the Executive at the date of termination. Executive shall be paid for only the ninety (90) day period, if actually required to work, pursuant to normal pay practices and then all obligations regarding pay shall cease.
     (b) The Company, without cause, may terminate this Agreement. In such event, the Company shall pay a severance allowance equal to nine (9) months of the base salary payable at regular scheduled pay periods over the period. Said severance shall be subject to mitigation should Employee obtain other employment during the severance period by the amount earned by the Employee during the severance period regardless of when paid or to be paid.
     If applicable, Executive shall resign as a director and an officer of the Company if terminated by the Executive or the Company without Cause.
     15. Termination upon Death of Executive. In addition to any other provision relating to the termination, this Agreement shall terminate upon the Executive’s death. In such event, the Company shall pay a severance allowance equal to three (3) months of the base salary without bonuses to the Executive’s estate.
     16. Arbitration.  Any controversy, dispute or claim arising out of, or relating to, this Agreement and/or its interpretation, except any controversy, dispute or interpretation arising out of  §§11 and 12, shall, unless resolved by agreement of the parties, be settled by binding arbitration in Charlotte, North Carolina in accordance with the Rules of the American Arbitration Association then existing.  This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law of the State of North Carolina.  The award rendered by the arbitrator(s) shall be final and judgment may be entered upon the award in any court of the State of North Carolina having jurisdiction of the matter.  Any controversy or dispute involving Sections 11 and 12 of this Agreement shall be submitted to litigation in the Superior Court of Gaston County, North Carolina, or to the Federal Court for the Western District of North Carolina, at the discretion of the Plaintiff, and the employee and Company agree that venue and jurisdiction shall so lie and that North Carolina law shall control such proceeding.
     17. General Provisions. The Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, nor shall Executive’s rights be subject to encumbrance or to the claims of the Company’s creditors. Nothing in this Agreement shall prevent the consolidation of the Company with, or its merger into, any other corporation, or the sale by the Company of all or substantially all of its property or assets or assignment via reincorporation.
     (a) This Agreement and the rights of Executive with respect to the benefits of employment referred to herein constitute the entire Agreement between the parties hereto in respect of the employment of the Executive by the Company and supersede any and all other agreements either oral or in writing between the parties hereto with respect to the employment of the Executive.
     (b) The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part thereof are declared invalid or unenforceable by a court of competent jurisdiction or in an arbitration proceeding, the validity and enforceability of the remainder of such provisions or parts thereof and the applicability thereof shall not be affected thereby.
     (c) This Agreement may not be amended or modified except by a written instrument executed by Company and Executive.
     (d) This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of North Carolina.
     18. Construction. Throughout this Agreement the singular shall include the plural, and the plural shall include the singular, and the masculine and neuter shall include the feminine, wherever the context so requires.
     19. Text to Control. The headings of paragraphs and sections are included solely for convenience of reference. If any conflict between any heading and the text of this Agreement exists, the text shall control.
     20. Authority. The officer executing this agreement on behalf of the Company has been empowered and directed to do so by the CEO and Board of Directors of the Company.
     21. Gender. In construing this Agreement, it is the parties’ intention that definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

COMPANY:	DRI CORPORATION

	By	/s/ David L. Turney

Title Chief Executive Officer

EXECUTIVE:	/s/ Rob R. Taylor		(SEAL)

ROB R. TAYLOR